Exhibit 99.1

FOR IMMEDIATE RELEASE TO BUSINESS EDITOR

UNITED RENTALS REPORTS RESULTS FOR

FOURTH QUARTER AND FULL YEAR 2003

GREENWICH, CT – February 25, 2004 – United Rentals, Inc. (NYSE: URI) today reported fourth quarter revenues of $742 million, an increase of 6.9% compared with $694 million for the fourth quarter of 2002. Same-store rental revenues increased 6.1% and rental rates increased 5.6% from the fourth quarter of 2002. Revenues generated by sharing equipment between branches improved to 12.1% of rental revenues, compared with 10.9% in the fourth quarter of 2002. Equipment utilization increased 2.6 percentage points from the fourth quarter of 2002 to 58.3% in the fourth quarter 2003.

Adjusted net income for the fourth quarter was $15.1 million and adjusted diluted earnings per share was $0.15 compared with adjusted net income of $8.2 million and adjusted diluted earnings per share of $0.09 in the fourth quarter of 2002. The adjusted net income and diluted earnings per share exclude the charges described below as well as the increase to diluted earnings per share from the company’s repurchases of its preferred securities. The quarterly results show improvement on a year-over-year basis largely because the fourth quarter 2002 earnings were reduced by an increase in bad debt expense.

For the full year 2003, the company reported revenues of $2.87 billion, an increase of 1.6% compared with $2.82 billion for 2002. Same-store rental revenues for the full year increased 3.7% from the prior year and rental rates increased 2.1%. Revenues generated by sharing equipment between branches improved to 11.5% of rental revenues compared with 11.3% in 2002. Equipment utilization for the full year 2003 was essentially flat with the prior year at 57.1% compared with 57.0% in 2002.

Adjusted net income for the full year was $71.8 million and adjusted diluted earnings per share was $0.75 compared with adjusted net income of $107.6 million and adjusted diluted earnings per share of $1.11 in 2002. The adjusted net income and diluted earnings per share exclude the charges described below as well as the increase to diluted earnings per share from the company’s repurchases of its preferred securities.

Wayland Hicks, vice chairman and chief executive officer, said, “Our intense focus on rental rates began to show real results in 2003. We saw our first annual rate improvement since 2000, and our 5.6% rate increase in the fourth quarter was the highest quarterly increase in the history of our company. Furthermore, we achieved these gains without adversely affecting utilization. We also increased same-store rental volume and added 200,000 new customers, bringing our base to 1.9 million.

“Although we outpaced our end markets, the fourth quarter and full year results were negatively impacted by higher operating costs as well as continued weakness in market demand. According to Department of Commerce data, private non-residential construction declined 6% in 2003 following a decline of 13% in 2002. In addition, government spending on road and highway construction remained sluggish.”

Hicks continued, “Our 2004 plan assumes private non-residential construction will be relatively flat. However, we expect to substantially improve our profitability through a combination of lower interest expense due to our recent refinancings, higher rental rates and contractor supply sales growth. We anticipate diluted earnings per share, excluding charges, of $1.00 to $1.10 in 2004.

“Beyond 2004, a sustained rebound in our principal end markets has the potential to drive earnings significantly higher.”

The results above for the fourth quarter and full year 2003 exclude aggregate charges, net of tax, of $320.2 million and $330.4 million, respectively. These charges relate to goodwill impairment, buy-out of equipment leases, debt refinancing, notes receivables write-off, and, in the case of the full year results, vesting of restricted shares granted to executives in 2001. The results above for the fourth quarter and full year 2002 exclude aggregate charges, net of tax, of $217.1 million and $505.4 million, respectively. These charges relate to goodwill impairment, restructuring costs, debt refinancing, and, in the case of the full year results, a change in accounting principle relating to goodwill.

The results for the full year 2003 and the fourth quarter and full year 2002 also exclude the positive impacts on diluted earnings per share of repurchases by the company of its 6 1/2% convertible quarterly income preferred securities. These repurchases added $0.01 to diluted earnings per share for the full year 2003, $0.39 to diluted earnings per share for the fourth quarter of 2002 and $0.47 for the full year 2002.

Taking into account the excluded items, the company reported GAAP results as follows: a net loss of $305.1 million and a loss available to common stockholders per diluted share of $3.96 for the fourth quarter 2003; a net loss of $258.6 million and a loss available to common stockholders per diluted share of $3.35 for the full year 2003; a net loss of $209.0 million and a loss available to common stockholders per diluted share of $2.33 for the fourth quarter 2002; and a net loss of $397.8 million and a loss available to common stockholders per diluted share of $4.78 for the full year 2002.

The projected results above for 2004 exclude first half refinancing charges, a first quarter charge for the vesting of restricted shares granted to executives in 2001, and any non-cash goodwill write-offs and other special charges that may be required.

For additional information on the items excluded from the historical results, please see the GAAP reconciliation following the financial schedules.

Conference Call

United Rentals will hold a conference call with Wayland Hicks, vice chairman and chief executive officer, and John Milne, president and chief financial officer, today, Wednesday, February 25, at 11:00 a.m. Eastern Time. Interested parties can participate by dialing 1-913-981-5571 (Passcode 666457). The conference will also be available live by audio webcast at www.unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, seven Canadian provinces and Mexico. The company’s 13,000 employees serve 1.9 million customers, including construction and industrial companies, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.5 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

    Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share data)

	Three Months Ended Dec. 31			Year Ended Dec. 31
Revenues	2003	2002	% Growth	2003	2002	% Growth
Equipment rentals	$557.7	$541.3	3.0%	$2,177.5	$2,154.7	1.1%
Sales of rental equipment	60.3	43.0	40.3%	181.3	176.2	2.9%
Sales of equipment and merchandise and other Revenues	124.2	109.9	13.1%	508.5	490.1	3.7%

Total revenues	742.2	694.2	6.9%	2,867.2	2,821.0	1.6%

Cost of Revenues
Cost of equipment rentals, excluding depreciation	312.2	294.4	6.0%	1,192.6	1,137.6	4.8%
Depreciation of rental equipment	83.7	82.7	1.2%	332.6	325.5	2.2%
Cost of rental equipment sales	42.3	29.5	43.3%	122.0	116.8	4.4%
Cost of equipment and merchandise sales and other operating expenses	91.6	79.4	15.4%	372.0	354.7	4.9%

Total cost of revenues	529.8	486.1	9.0%	2,019.3	1,934.7	4.4%

Gross profit	212.4	208.1	2.1%	848.0	886.3	(4.3%)

Selling, general and administrative expenses	115.5	123.0	(6.1%)	451.3	438.9	2.8%
Restructuring charge	—	28.3	*	—	28.3	*
Non-rental depreciation and amortization	17.8	16.6	7.2%	69.3	59.3	16.9%
Goodwill impairment	296.9	247.9	19.7%	296.9	247.9	19.7%

Operating income	(217.8)	(207.7)	(4.9%)	30.4	111.9	(72.8%)

Interest expense	54.1	54.1	0.1%	223.9	214.2	4.6%
Other (income) expense, net	134.9	2.6	*	133.1	(0.9)	*

Loss before provision for income taxes and cumulative effect of change in accounting principle	(406.9)	(264.4)	(53.9%)	(326.5)	(101.4)	(222.0%)
Provision (benefit) for income taxes	(101.7)	(55.4)	*	(67.9)	8.1	*

Loss before cumulative effect of change in accounting principle	(305.1)	(209.0)	(46.0%)	(258.6)	(109.5)	(136.2%)
Cumulative effect of change in accounting principle, net of taxes	—	—	—		288.3	*

Net loss	$(305.1)	$(209.0)	(46.0%)	$(258.6)	$(397.8)	(35.0%)

Loss per share-basic:
Loss available to common stockholders before cumulative effect of change in accounting principle	$(3.96)	$(2.33)	(70.0%)	$(3.35)	$(0.98)	(241.8%)
Cumulative effect of change in accounting principle, net	—	—	—	—	(3.80)	*

Loss available to common stockholders	$(3.96)	$(2.33)	(70.0%)	$(3.35)	$(4.78)	29.9%

Loss per share-diluted:
Loss available to common stockholders before cumulative effect of change in accounting principle	$(3.96)	$(2.33)	(70.0%)	$(3.35)	$(0.98)	(241.8%)
Cumulative effect of change in accounting principle, net	—	—	—	—	(3.80)	*

Loss available to common stockholders	$(3.96)	$(2.33)	(70.0%)	$(3.35)	$(4.78)	29.9%

Weighted average shares outstanding:
Basic	77.1	76.6		77.0	75.8
Diluted	77.1	76.6		77.0	75.8

*	Not meaningful

Columns may not add due to rounding

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31	December 31
	2003	2002
ASSETS
Cash and cash equivalents	$79.4	$19.2
Accounts receivable, net	499.4	466.2
Prepaid expenses and other assets	224.1	223.1
Rental equipment, net	2,071.5	1,845.7
Property and equipment, net	406.6	425.4
Goodwill and other intangible assets, net	1,441.0	1,711.0

	$4,722.0	$4,690.6

LIABIITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$150.8	$207.0
Debt	2,817.1	2,512.8
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	221.6	226.6
Deferred taxes	165.0	225.6
Accrued expenses and other liabilities	226.6	187.1

Total liabilities	3,581.1	3,359.1

Stockholders’ equity	1,140.9	1,331.5

	$4,722.0	$4,690.6

GAAP Reconciliation

1. Our results for the three months and full year ended December 31, 2003 and 2002 reported in the press release have been adjusted to exclude certain charges. Our results for the three months ended and full years ended December 31, 2003 and 2002 also exclude the positive impact of our repurchases of our 6 1/2% convertible preferred securities. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are attributable to changes in business conditions and that are not due to the write-off of goodwill. The table below reconciles the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”) for the three months and full years ended December 31, 2003 and 2002 (in millions except per share amounts):

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Net Income/(Loss)
Net loss (GAAP)	$(305.1)	$(209.0)	$(258.6)	$(397.8)

Goodwill impairment	238.9	198.8	238.9	198.8
Buy out of equipment leases	57.7	—	57.7	—
Refinancing costs	17.1	0.9	17.1	0.9
Write-off of notes receivable	6.6	—	6.6	—
Vesting of restricted shares granted to executives in 2001	—	—	10.2	—
Restructuring charge	—	17.3	—	17.3
Cumulative effect of accounting change	—	—	—	288.3

Income, as adjusted	$15.1	$8.2	$71.8	$107.6

Earnings (Loss) Per Diluted Share *
Loss available to common stockholders per diluted share	$(3.96)	$(2.33)	$(3.35)	$(4.78)

Goodwill impairment	3.10	2.59	3.10	2.62
Buy out of equipment leases	0.75	—	0.75	—
Refinancing costs	0.22	0.01	0.22	0.01
Write-off of notes receivable	0.09	—	0.09	—
Vesting of restricted shares granted to executives in 2001	—	—	0.13	—
Restructuring charge	—	0.23	—	0.23
Cumulative effect of accounting change	—	—	—	3.80
Repurchases of convertible preferred securities	—	(0.39)	(0.01)	(0.47)

Earnings per diluted share, as adjusted	$0.15	$0.09	$0.75	$1.11

*	Earnings per diluted share, as adjusted, is calculated on a fully diluted shares basis, whereas the GAAP net loss per share and the charges per share amounts are calculated on a basic shares basis.

Columns may not add due to rounding

2. Our EBITDA (adjusted as described below) was $180.8 million and $136.9 million during the fourth quarter of 2003 and the fourth quarter of 2002, respectively, and $743.1 million and $745.5 million during the full year 2003 and the full year 2002, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA for the fourth quarter and full year 2003 has been adjusted to exclude certain charges incurred in 2003. These charges relate to the vesting of restricted shares granted to executives in 2001, goodwill impairment, refinancing costs, the buy-out of equipment leases and the write-off of notes receivable. Also, our EBITDA for the fourth quarter and full year 2002 has been adjusted to exclude charges related to goodwill impairment. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended		Year Ended
	December 31		December 31
	2003	2002	2003	2002
	(In millions)
Net cash provided by operating activities	$15.8	$160.9	$342.3	$517.9
Gain on sales of rental equipment	18.0	13.5	59.3	59.4
Interest expense	54.1	54.1	223.9	214.2
Benefit (provision) for income taxes	(101.7)	(55.4)	(67.9)	8.1
Change in deferred taxes	32.2	48.6	6.3	(5.9)
Change in operating assets and liabilities and other	162.4	(84.8)	179.2	(48.2)

EBITDA, as adjusted	$180.8	$136.9	$743.1	$745.5

3. We define “free cash flow” as (i) net cash provided by operating activities plus proceeds from sales of rental equipment less (ii) aggregate expenditures for purchase of rental equipment and other property and equipment. Our free cash flow was $45.3 million and $167.3 million during the fourth quarter of 2003 and the fourth quarter of 2002, respectively, and $145.7 million and $163.2 million during the full year 2003 and the full year 2002, respectively. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow for the periods indicated:

	Three Months Ended		Year Ended
	December 31		December 31
	2003	2002	2003	2002
	(In millions)
Net cash provided by operating activities	$15.8	$160.9	$342.3	$517.9
Purchases of rental equipment	(15.3)	(30.6)	(335.9)	(492.3)
Purchases of property and equipment	(15.5)	(6.0)	(42.0)	(38.6)
Proceeds from sales of rental equipment	60.3	43.0	181.3	176.2

Free cash flow	$45.3	$167.3	$145.7	$163.2

Debt Refinancing

The following table reflects our actual debt at December 31, 2003 and such debt as adjusted for our recent $2.1 billion refinancing. As part of this refinancing, we (i) obtained a new senior secured credit facility which replaced the credit facility we previously had in place, (ii) issued $1 billion of 6 1/2% Senior notes and $375 million of 7% Senior subordinated notes, (iii) repaid $639 million of term loans and $53 million of borrowings that were outstanding under our old credit facility, (iii) repurchased $845 million principal amount of our 10 3/4% Senior notes pursuant to a tender offer, (iv) called for redemption $300 million principal amount of our outstanding 9 1/4% Senior subordinated notes and (v) called for redemption $250 million principal amount of our outstanding 9% Senior subordinated notes. The redemption of the 9 1/4% Senior subordinated notes is expected to be completed on February 27, 2004, and the redemption of the 9% Senior subordinated notes is expected to be completed on April 1, 2004. The adjusted data in the table below reflects completion of such redemptions.

Our new senior secured credit facility includes (i) a $750 million term loan, (ii) a $650 million revolving credit facility and (iii) a $150 million institutional letter of credit facility. The term loan will be obtained in two draws. An initial draw of $550 million was obtained upon the closing of the credit facility, and an additional $200 million will be obtained on April 1, 2004. The adjusted data in the table below reflects completion of both draws.

		December 31, 2003
	Maturity	Actual	Pro forma
		(in millions)
Revolving credit facility	February 2009	$52.6	$146.4
Term loan	February 2011	639.0	750.0
Receivables securitization	September 2006	—	—
6 1/2% Senior notes	February 2012	—	1,000.0
7% Senior subordinated notes	February 2014	—	375.0
7 3/4% Senior subordinated notes	November 2013	525.0	525.0
1 7/8% Convertible senior subordinated notes	October 2023	143.8	143.8
9 1/4% Senior subordinated notes	January 2009	300.0	—
9% Senior subordinated notes	April 2009	250.0	—
10 3/4% Senior notes	April 2008	860.9	16.2
Other debt		45.8	43.6
Total debt		$2,817.1	$3,000.0